File No. 70-8527



               SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C. 20549




                 POST-EFFECTIVE AMENDMENT NO. 2

                           TO FORM U-1




                   APPLICATION OR DECLARATION

                            under the

           PUBLIC UTILITY HOLDING COMPANY ACT OF 1935


                              * * *


                OHIO VALLEY ELECTRIC CORPORATION
               P. O. Box 468, Piketon, Ohio 45661
           (Name of company filing this statement and
            addresses of principal executive offices)

                              * * *

              AMERICAN ELECTRIC POWER COMPANY, INC.
             1 Riverside Plaza, Columbus, Ohio 43215
             (Name of top registered holding company
             parent of each applicant or declarant)

                              * * *

                      A. A. Pena, Treasurer
           AMERICAN ELECTRIC POWER SERVICE CORPORATION
             1 Riverside Plaza, Columbus, Ohio 43215


       John F. Di Lorenzo, Jr., Associate General Counsel
           AMERICAN ELECTRIC POWER SERVICE CORPORATION
             1 Riverside Plaza, Columbus, Ohio 43215
           (Names and addresses of agents for service)



     Ohio Valley Electric Corporation ("OVEC") hereby amends its Application-Declaration on Form U-1 in File No. 70-8527, as
follows:
     By adding the following paragraphs at the end of ITEM 1:
     "Under the Commission's orders dated December 28, 1994 and December 12, 1996 in this file, OVEC was authorized to incur short-term indebtedness through the issuance and sale of notes to banks in an aggregate amount not to exceed $25,000,000 outstanding at any one time, from time to time through December 31, 2001, as funds may be required, provided that no such notes shall mature later than June 30, 2002.
     OVEC hereby requests that said authorization be increased to an aggregate amount not to exceed $50,000,000 outstanding at any one time. OVEC is complying with the SO2 provision of the Clean Air Act by pursuing coal switching at its two generating stations.
This least-cost strategy of purchasing low cost coal with slightly higher sulfur content and additional SO2 allowances will produce Clean Air Act compliance and low power costs for the fulfillment of a Power Agreement with the Department of Energy. The current coal supply projections indicate that OVEC will need approximately 426,000 additional SO2 allowances to operate its generating facilities through 2001, and an additional 643,000 to operate from 2001 through the end of the Power Agreement with the Department of Energy on December 31, 2005. The market price for SO2 allowances is presently around $90 per allowance. OVEC plans to increase its SO2 allowance inventory through the use of short-term debt to finance additional SO2 allowance purchases.
     Notes will mature not more than 270 days after the date of issuance or renewal thereof; provided that no note will mature later than June 30, 2002. Notes will bear interest at an annual rate not greater than the bank's prime commercial rate in effect from time to time. Such credit arrangements may require the payment of a fee that is not greater than 1/5 of 1% per annum of the size of the line of credit made available by the bank and the maintenance of additional balances of not greater than 20% of the line of credit.
     The maximum effective annual interest cost under any of the above arrangements, assuming full use of the line of credit, will not exceed 125% of the prime commercial rate in effect from time to time, or not more than 10.625% on the basis of a prime commercial rate of 8.5%.
     The proceeds of the short-term debt incurred by OVEC will be added to its general funds and used to pay its general obligations and for other corporate purposes.
     Certificates of notification pursuant to rule 24 would
continue to be filed quarterly when there are outstanding
borrowings in any quarter.
     Compliance with Rule 54
     Rule 54 provides that in determining whether to approve
certain transactions other than those involving an exempt wholesale generator ('EWG') or a foreign utility company ('FUCO'), as defined in the Public Utility Holding Company Act of 1935 ('1935 Act'), the Commission will not consider the effect of the capitalization or earnings of any subsidiary which is an EWG or FUCO if Rule 53(a),
(b) and (c) are satisfied.  The requirements of Rule 53(a), (b) and
(c) are satisfied.
     Rule 53(a)(1). As of September 30, 1997, American Electric Power Company, Inc. ('AEP'), through its subsidiary, AEP Resources, Inc., had aggregate investment in FUCOs of $388,096,000. This investment represents approximately 24.4% of $1,590,817,000, the average of the consolidated retained earnings of AEP reported on Form 10-K or Form 10-Q, as applicable, for the four consecutive quarters ended September 30, 1997.
     Rule 53(a)(2). Each FUCO in which AEP invests will maintain books and records and make available the books and records required by Rule 53(a)(2).
     Rule 53(a)(3). No more than 2% of the employees of the operating company subsidiaries of AEP will, at any one time, directly or indirectly, render services to any FUCO.
     Rule 53(a)(4).  AEP has submitted and will submit a copy of
Item 9 and Exhibits G and H of AEP's Form U5S to each of the public service commissions having jurisdiction over the retail rates of AEP's operating company subsidiaries.
     Rule 53(b). (i) Neither AEP nor any subsidiary of AEP is the subject of any pending bankruptcy or similar proceeding; (ii) AEP's average consolidated retained earnings for the four most recent quarterly periods ($1,590,817,000) represented an increase of approximately $165,000,000 (or 1%) in the average consolidated retained earnings from the previous four quarterly periods ($1,574,652,000); and (iii) for the fiscal year ended December 31, 1996, AEP did not report operating losses attributable to AEP's direct or indirect investments in EWGs and FUCOs.
     Rule 53(c). Rule 53(c) is inapplicable because the require-ments of Rule 53(a) and (b) have been satisfied."
                              * * *
ITEM 5.  PROCEDURE.
     It is requested, pursuant to Rule 23(c) of the Rules and Regulations of the Commission, that the Commission's Order granting this Post-Effective Amendment to its Application or Declaration on Form U-1 be issued on or before March 2, 1998. OVEC waives any recommended decision by a hearing officer or by any other responsible officer of the Commission and waives the 30-day waiting period between the issuance of the Commission's Order and the date it is to become effective, since it is desired that the
Commission's Order, when issued, become effective forthwith. OVEC consents to the Office of Public Utility Regulation assisting in the preparation of the Commission's decision and/or Order in this matter, unless the Office of Public Utility Regulation opposes the matters covered by this Post-Effective Amendment to its Application or Declaration on Form U-1.
                              * * *
     Filed herewith are (i) Balance Sheets as of December 31, 1996 and 1995; (ii) Statements of Income and Retained Earnings for the years ended December 31, 1996 and 1995 and year to date as of September 30, 1997; and (iii) a Source of Funds Statement.
                           SIGNATURES
          Pursuant to the requirements of the Public Utility
Holding Company Act of 1935, the undersigned company has duly caused this Post-Effective Amendment No. 2 to be signed on its behalf by the undersigned thereunto duly authorized.

                         OHIO VALLEY ELECTRIC CORPORATION


                         By:_/s/ G. P. Maloney_________
                                   Vice President


Dated:  January 14, 1998